Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
January 4, 2007	Nasdaq: UAPH

UAP HOLDING CORP. ANNOUNCES RESULTS FOR THE

THIRD QUARTER AND FIRST NINE MONTHS OF FISCAL 2007

Highlights:

•	Net sales increased 4.3 percent to $2,541.5 million for the first nine months of fiscal 2007.

•	The company achieved net income of $40.9 million or $0.78 per diluted share for the first nine months of fiscal 2007.

•	Ongoing net income(1) was $70.4 million or $1.34 per diluted share for the first nine months of fiscal 2007.

•	The company announced that it entered into a definitive agreement with AGSCO, Inc to acquire certain assets of its retail distribution business and Ag Depot services businesses.

•	Fiscal 2007 full year guidance is $1.15 to $1.25 per diluted share, excluding charges related to the refinancing. Guidance includes the dilutive effect of acquisitions closed during the off season so far this fiscal year of approximately $0.03 per diluted share.

GREELEY, Colo. – January 4, 2007 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced financial results for the third quarter and first nine months of fiscal 2007 that ended on November 26, 2006.

“Our third quarter results were below our expectations on chemical and fertilizer gross profits. Particularly, we suffered from margin pressure in our wholesale chemical business. However, we were able to make several strategic acquisitions at a time when others were constrained,” said L. Kenny Cordell, UAP Holding Corp.’s chairman, president, and chief executive officer. “We remain optimistic about the future for UAP and the American farmer. We are positioning ourselves to maximize our opportunity through growing our market share, expanding our product offerings, and strategic acquisitions.”

For the first nine months of fiscal 2007, sales increased 4.3% to $2,541.5 million compared to $2,437.5 million for the same period last year. All results presented include the acquisition of UAP Timberland as discussed in previous announcements.

Sales of seed increased 15.5% to $362.5 million in the first nine months of fiscal 2007, from $313.9 million in the same period last year. The increase was due to volume growth in both third-party and proprietary brands of corn, cotton, and soybeans and higher prices due to increased sales of seeds with enhanced traits.

Sales of chemicals increased 1.7% to $1,499.0 million in the nine months of fiscal 2007, from $1,474.2 million in the same period last year. Strategic acquisitions accounted for a net increase of approximately $101 million compared to last year. Fungicide sales were lower due to decreased demand for products that control Asian Soybean Rust. Sales of herbicides increased due to acquisitions and a sales volume increase in glyphosate herbicides, which was due to the continued adoption of seed varieties with Roundup Ready technology traits.

Sales of fertilizer 2007 increased 1.8% to $607.0 million in the first nine months of fiscal from $596.1 million in the same period last year. The increase was due to higher per ton selling prices which offset lower volumes sold compared to last year. We believe higher prices caused some of our growers to reduce the volume of fertilizer purchases compared to the same period last year.

Sales of other products increased 37.2% to $73.0 million in the first nine months of fiscal 2007, from $53.3 million in the same period last year, due to increased application fees, added contract service revenue from our non-crop business, and additional transportation and warehousing revenue from our Canadian business.

Gross profit for the first nine months of fiscal 2007 increased to $334.6 million compared to $329.6 million for the same period last year. The increase in gross profit was due primarily to the timing of vendor rebate income and acquisition activity. Vendor rebate timing added $20.2 million to rebate income compared to last year, when these additional rebates were recognized later in the fiscal year. Adjusted for rebate timing, gross profit would have been $314.4 million. Gross profit also was impacted by lower fertilizer sales volumes, lower fertilizer gross profit per ton, and lower gross margins on seed and chemicals due to competitive pressure. Increased application and contract service revenue improved gross profit in the other sales category.

Selling, general, and administrative expenses decreased 3.0% to $210.0 million in the first nine months of fiscal 2007 from $216.4 million in the same period last year. The decrease was due to lower management incentive expenses being recorded as a result of company performance being lower than incentive metrics. Insurance costs were also down. These decreases were partially offset by additional expenses incurred as a result of our recent acquisition activity as well as higher fuel costs and lower recoveries of previously written off accounts.

Finance related and other charges were $48.2 million in the first nine months of fiscal 2007, principally from the refinancing of our long-term debt in June 2006.

Net income for the first nine months of fiscal 2007 was $40.9 million or $0.78 per diluted share. When adjusted for charges related to the refinancing and other items, ongoing net income(1) was $70.4 million or $1.34 per diluted share compared to net income of $64.2 million or $1.23 per diluted share for the same period last year.

For the third quarter of fiscal 2007, sales increased by 16.3% to $375.7 million compared to $323.1 million for the same period last year, driven primarily by increases in chemical sales from acquisitions. Gross profit decreased to $40.6 million from $50.5 million, of which $4.9 million of the decrease was due to vendor rebate timing. These rebates were recognized earlier in the year compared to last year. Gross profit also was impacted by lower gross profits on fertilizer and to a lesser extent, seed and chemicals. The net loss for the third quarter of fiscal 2007 was $13.2 million or $0.26 per share. Ongoing net loss(1) for the third quarter was $12.9 million or $0.25 per share.

As of the end of the third quarter, average trade working capital(2) increased to $397.9 million on a twelve month trailing average basis. Average trade working capital as a percentage of rolling 12-month net sales rose to 14.1% from 12.1% as of the end of the third quarter of fiscal 2006.

Recent Acquisition Activity

UAP Holding Corp. announced that its subsidiary, UAP Distribution, Inc., has entered into a definitive agreement with AGSCO, Inc. to acquire certain assets of its retail distribution business and its affiliated services businesses, Ag Depot, Inc. AGSCO is a leading regional distributor of chemicals with a growing seed and fertilizer business. AGSCO has multiple retail locations in Minnesota, Montana, North Dakota, and South Dakota and approximately 37 sales people. CropLife Magazine, in its 23rd Annual CropLife 100 listing, recently ranked AGSCO as the 20th largest U.S. company as measured by retail sales. Ag Depot is a warehouse business for agricultural chemical suppliers. The acquisition is expected to close in our fourth fiscal quarter.

Guidance

Given the challenging external environment and the company’s financial performance for the first nine months, the company is revising its fiscal 2007 full year guidance to $1.15 to $1.25 per diluted share, excluding charges related to the refinancing of debt. Guidance includes the dilutive effect of acquisitions closed during the off season so far this fiscal year of approximately $0.03 per diluted share.

UAP Holding Corp. Revenue Breakout

Net Sales (millions)	Q3 FY2007	Q3 FY 2006	% Chg	1st Nine Months FY 2007	1st Nine Month FY 2006	% Chg
Chemical	$218.3	$180.2	21.1%	$1,499.0	$1,474.2	1.7%
Fertilizer	116.2	112.9	2.9	607.0	596.1	1.8
Seed	19.3	14.9	29.3	362.5	313.9	15.5
Other	21.9	15.1	45.8	73.0	53.3	37.2

Total	$375.7	$323.1	16.3%	$2,541.5	$2,437.5	4.3%

Conference call information

The company will hold a conference call to discuss fiscal 2007 third quarter and first nine months results at 5:00 p.m. EST this afternoon. The call will be webcast live over the Internet from the company’s web site at www.uap.com under “Investor Information.” Participants should follow the instructions provided on the web site for downloading and installing the necessary audio applications. The conference call also is available by dialing 866-543-6411 (domestic) or 617-213-8900 (international) and entering passcode 65836767.

Following the live conference call, a replay will be available on the company’s web site. The replay also will be available one hour after the call by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 33580419. The telephonic replay will be available for seven days.

About the company

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including chemicals, seeds, and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management, and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, discussions regarding industry outlook, the company’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks related to the seasonality of the company’s business and weather conditions in its markets, its substantial leverage and restrictions contained in its debt agreements, the possibility of liability for pollution and other damage that is not covered by insurance or that exceeds its insurance coverage, its dependence on rebate programs, its ability to build upon its distribution network through ongoing acquisitions, and other risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006, and in the other documents the company files with the Securities and Exchange Commission from time to time.

-Financial Tables Follow

UAP HOLDING CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

(unaudited)

	November 26, 2006	February 26, 2006	November 27, 2005
ASSETS
Current assets:
Cash and cash equivalents	$35,045	$79,168	$13,977
Receivables, less allowance for doubtful accounts of $16,589, $12,770 and $16,119	724,930	288,879	616,957
Inventories	599,474	730,771	536,641
Deferred income taxes	24,665	21,168	24,631
Vendor prepay	12,950	69,841	22,056
Other current assets	4,383	16,123	4,383

Total current assets	1,401,447	1,205,950	1,218,645
Property, plant and equipment	130,794	114,991	114,303
Less accumulated depreciation	(32,288)	(24,676)	(23,345)

Property, plant and equipment, net	98,506	90,315	90,958
Goodwill	41,611	27,167	32,431
Intangible assets, net	31,660	26,121	25,022
Deferred income taxes	6,370	9,951	9,960
Debt issue costs, net	5,746	17,155	18,014
Investment in unconsolidated affiliates	113	4,166	3,666
Other assets	1,873	1,085	466

Total assets	$1,587,326	$1,381,910	$1,399,162

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$728,714	$819,071	$631,190
Short-term debt	373,615	—	148,965
Other accrued liabilities	103,513	73,962	115,661
Income taxes payable	—	—	14,649
Deferred income taxes	2,087	1,433	1,580

Total current liabilities	1,207,929	894,466	912,045
Long-term debt	172,828	306,339	303,713
Other non-current liabilities	5,903	1,890	2,753
Deferred income taxes	18,677	19,476	19,884
Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 90,000,000 shares authorized, 50,980,858, 50,814,430 and 50,473,349 issued and outstanding, respectively	51	51	50
Management stock – rabbi trust	—	3,956	4,518
Additional paid-in capital	133,344	117,392	111,867
Retained earnings	44,813	32,606	39,104
Accumulated other comprehensive income	3,781	5,734	5,228

Stockholders’ equity	181,989	159,739	160,767

Total liabilities and stockholders’ equity	$1,587,326	$1,381,910	$1,399,162

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except share data)

(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	November 26, 2006	November 27, 2005	November 26, 2006	November 27, 2005
Net sales	$375,728	$323,089	$2,541,542	$2,437,458
Costs and expenses:
Cost of goods sold	335,107	272,547	2,206,926	2,107,891

Gross profit	40,621	50,542	334,616	329,567
Selling, general and administrative expenses	54,746	56,301	209,954	216,362
(Gain) loss on sale of assets	56	(59)	45	(1,532)
Restructuring costs	85	970	429	1,460
Royalties, service charges and other income and expenses	(4,320)	(2,915)	(19,946)	(20,739)

Operating income (loss)	(9,946)	(3,755)	144,134	134,016
Interest expense	11,472	10,885	28,631	28,179
Finance related and other charges	325	—	48,172	—

Income (loss) before income taxes	(21,743)	(14,640)	67,331	105,837
Income tax expense (benefit)	(8,592)	(5,292)	26,464	42,490

Net income (loss)	$(13,151)	$(9,348)	$40,867	$63,347

Earnings (loss) per share:
Basic	$(0.26)	$(0.19)	$0.80	$1.26
Diluted	$(0.26)	$(0.19)	$0.78	$1.21
Cash dividends declared per share of common stock	$0.1875	$0.1625	$0.5625	$0.45
Weighted average shares outstanding:
Basic	50,978,306	50,472,405	50,932,591	50,449,776
Diluted	50,978,306	50,472,405	52,425,236	52,352,306

UAP HOLDING CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Thirty-Nine Weeks Ended
	November 26, 2006	November 27, 2005
Operations
Net income	$40,867	$63,347
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	8,636	8,519
Amortization of intangibles	1,449	1,021
Amortization of debt issuance costs	2,735	3,290
Accretion of discount on notes	—	7,766
Write-off of debt issuance costs	15,957	—
Premium paid to tender notes payable	31,714	—
Gain on sales of fixed assets	45	(1,530)
Equity in losses of unconsolidated affiliates	—	—
Deferred tax benefit	(57)	(12,595)
Stock compensation	2,979	586
Change in operating assets and liabilities	(301,352)	(239,634)

Net cash used for operations	(197,027)	(169,230)
Investing
Additions to property, plant and equipment	(16,960)	(10,226)
Addition of other long-lived assets	(1,928)	—
Other	—	405
Proceeds from sales of assets	9,399	2,184
Acquisition of businesses	(31,511)	—

Net cash used for investing activities	(41,000)	(7,637)

Financing
Checks not yet presented	10,988	8,143
Net borrowings on revolving line of credit	371,865	148,910
Debt issuance costs	(6,374)	(1,046)
Long-term debt issued	175,000	—
Long-term debt redemption and payments	(338,475)	—
Dividends paid	(28,660)	(14,505)
Excess tax benefits from stock based compensation arrangements	9,130	—
Proceeds from common stock options exercised	300	377

Net cash provided by financing activities	193,774	141,879

Net change in cash and cash equivalents	(44,253)	(34,988)
Net effect of exchange rates on cash and cash equivalents	130	761

Net change in cash and cash equivalents	(44,123)	(34,227)
Cash and cash equivalents at beginning of period	79,168	48,204

Cash and cash equivalents at end of period	$35,045	$13,977

Supplemental disclosure of cash flow information:
Cash paid during the period for interest (includes $20,968, and $0, respectively, paid for prior years accreted discount on notes payable)	$48,976	$13,597
Net cash paid during the period for income taxes	$14,076	$31,088
Dividends declared but not yet paid	$9,559	$8,203

Reconciliations of Non GAAP Financial Measures to GAAP Financial Measures

(1)	The following table reconciles the differences between net income as determined under United States of America generally accepted accounting principles (GAAP) and ongoing net income:

UAP Holding Corp.

(dollars in thousands)

(unaudited)

Ongoing Net Income Reconciliation	Thirty-nine weeks Ended November 26, 2006	Thirty-nine weeks Ended November 27, 2005
Net income	$40,867	$63,347

Adjustments, net of tax:
Restructuring charges	260	890
Secondary common stock offering	245	—
Refinance charges	28,996	—

Sub-total Adjustments, net of tax	29,501	890

Ongoing income from continuing operations	$70,368	$64,237

Reported EPS:
Basic	0.80	1.26
Diluted	0.78	1.21

Ongoing Earnings Per Share
Ongoing Basic	1.38	1.27
Ongoing Diluted	1.34	1.23

Weighted Average Shares Outstanding
Basic	50,932,591	50,449,776
Diluted	52,425,236	52,352,306

Ongoing Net Income Reconciliation	Thirteen Weeks Ended November 26, 2006	Thirteen Weeks Ended November 27, 2005
Net loss	$(13,151)	$(9,348)

Adjustments, net of tax:
Restructuring charges	52	591
Secondary common stock offering	112	—
Refinance charges	84	—

Sub-total Adjustments, net of tax	248	591

Ongoing loss from continuing operations	$(12,903)	$(8,757)

Reported Loss per Share:
Basic	(0.26)	(0.19)
Diluted	(0.26)	(0.19)

Ongoing Loss Per Share
Ongoing Basic	(0.25)	(0.17)
Ongoing Diluted	(0.25)	(0.17)

Weighted Average Shares Outstanding
Basic	50,978,306	50,472,405
Diluted	50,978,306	50,472,405

(2)	The following tables reconcile the difference between working capital, as determined under GAAP, trade working capital, and average trade working capital.

UAP Holding Corp.

(dollars in thousands)

(unaudited)

Working Capital Reconciliation to Trade Working Capital	November 26, 2006	November 27, 2005
Working capital	$193,518	$306,600

Adjustments:
Subtract cash and cash equivalents, and marketable securities	35,045	13,977
Add back short-term debt	373,615	148,965

Trade working capital	$532,088	$441,588

Trade working capital detail:
Receivables, less allowance for doubtful accounts	$724,930	$616,957
Inventories	599,474	536,641
Deferred income taxes	24,665	24,631
Vendor prepay	12,950	22,056
Other current assets	4,383	4,383

Subtotal	1,366,402	1,204,668

Accounts payable	728,714	631,190
Other accrued liabilities	103,513	115,661
Income taxes payable	—	14,649
Deferred income taxes	2,087	1,580

Subtotal	834,314	763,080

Trade working capital	$532,088	$441,588

Average Trade Working Capital (a)	Fifty-two weeks ended November 26, 2006	Fifty-two weeks ended November 27, 2005
Accounts receivable, net	$732,325	$634,619
Inventories	661,856	605,707
Prepaid expense (b)	69,672	93,620

Sub-total	1,463,853	1,333,946

Advances on sales	111,353	109,466
Trade payables	857,978	775,089

Sub-total accounts payable	969,331	884,555
Accrued expenses (c)	96,582	121,522

Sub-total	1,065,913	1,006,077

Average trade working capital	$397,940	$327,869

Change in twelve month average trade working capital	$70,071

(a)	Trailing 12 month average for each period.
(b)	Includes deferred income taxes and other current assets
(c)	Includes other accrued liabilities, income taxes payable and deferred income taxes

The press release furnished herewith uses the non-GAAP financial measures of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital. We believe that ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital best reflect our ongoing performance and business operations during the periods presented and are more useful to investors for comparative purposes. In addition, management uses these financial measures in internal reporting, in its budgeting and long-range planning processes, and in determining performance-based compensation.

The presentation of ongoing net income, ongoing earnings per share, trade working capital, and average trade working capital is intended to supplement investors’ understanding of our operating performance. These non-GAAP financial measures may not be comparable to similar measures used by other companies. Furthermore, these non-GAAP financial measures are not intended to replace net income (loss), cash flows, financial position, or comprehensive income (loss), as determined in accordance with accounting principles generally accepted in the United States.

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CONTACT

UAP Holding Corp.

Karla J. Kimrey, Vice President, Investor Relations of UAP Holding Corp.

+1-970-356-4400